MISSISSIPPI VIEW HOLDING COMPANY
EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                               For the Three Months            For the Nine Months
                                                 Ended June 30,                  Ended June 30,
                                            -------------------------     ---------------------------
                                                1997          1996            1997          1996
                                            ------------  -----------     ------------  -------------
Net Income .............................    $   207,981   $   196,141     $   555,108   $    627,319
                                             ==========    ==========      ==========    ===========

Weighted Average Shares Outstanding ....        757,256       823,009         784,726        868,737
Common stock equivalents due to dilutive
  effect of stock options ..............         31,981           756          21,445          1,639
                                             ----------    ----------      ----------    -----------
Total weighted average common shares and
  equivalents outstanding ..............        789,237       823,765         806,171        870,376
                                             ==========    ==========      ==========    ===========

Primary Earnings Per Share .............    $      0.26   $      0.24     $      0.69   $       0.72
                                             ==========    ==========      ==========    ===========



Weighted Average Shares Outstanding ....        757,256       823,009         784,726        868,737
Additional dilutive shares using end of
  period market value versus average
  market value for period when
  utilizing the treasury stock method
  regarding stock options ..............         32,152         2,168          32,152          2,168
                                             ----------    ----------      ----------    -----------
Total weighted average common shares and
  equivalents outstanding for fully
  diluted computation ..................        789,408       825,177         816,878        870,905
                                             ==========    ==========      ==========    ===========

Fully diluted earnings per share .......    $      0.26   $      0.24     $      0.68   $       0.72
                                             ==========    ==========      ==========    ===========

Earnings per share of common stock for the three and nine month periods ended June 30, 1996 and 1997, have been determined by dividing net income for the period by the weighted average number of shares of common stock outstanding, net of unearned ESOP shares.



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